Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Dollars in millions, except per share data)

The following unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the following items: (i) Laboratory Corporation of America Holdings (“LabCorp” or the “Company”) acquisition of Covance Inc. (“Covance”) (the “Acquisition”), (ii) the issuance of an aggregate of $2,900.0 of Senior Unsecured Notes, and (iii) the incurrence of $1,000.0 of indebtedness under the Term Loan Facility. Under the terms of the Merger Agreement, each outstanding share of Covance common stock was exchanged for $75.76 in cash, without interest (“Cash Consideration”), and 0.2686 of a share of LabCorp common stock (“Stock Consideration”). Cash Consideration and Stock Consideration is collectively referred to as the “Merger Consideration.”
The following unaudited pro forma condensed combined financial statements give effect to the Acquisition under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 805, Business Combinations (“ASC 805”), with LabCorp treated as the legal and accounting acquirer. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the statements of operations, have a continuing impact on the combined results of LabCorp and Covance. The unaudited pro forma condensed combined balance sheet is based on the individual historical consolidated balance sheets of LabCorp and Covance as of December 31, 2014, and has been prepared to reflect the Acquisition as if it occurred on December 31, 2014. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 is based on the historical results of operations of LabCorp and Covance, giving effect to the Acquisition as if it occurred on January 1, 2014.
The unaudited pro forma condensed combined statements of operations do not reflect future events that may occur after the Acquisition, including, but not limited to, the anticipated realization of ongoing savings from operating synergies; and certain one-time charges LabCorp expects to incur in connection with the transaction, including, but not limited to, costs in connection with integrating the operations of LabCorp and Covance.
These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Acquisition been completed on the assumed date or for the periods presented, or which may be realized in the future. To produce the pro forma financial information, LabCorp adjusted Covance’s assets and liabilities to their estimated fair values. LabCorp has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Covance assets to be acquired and the liabilities to be assumed and the related allocation of purchase price. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing the accompanying unaudited pro forma condensed combined financial statements. The preliminary purchase price allocation was based on reviews of publicly disclosed allocations for other acquisitions in the industry, LabCorp’s historical experience, data that was available through the public domain and LabCorp’s due diligence review of Covance’s business. Valuation work is in process and any increases or decreases in the fair value of relevant statement of financial position amounts will result in adjustments to the statement of financial position and/or statements of operations until the purchase price allocation is finalized. There can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation included in the accompanying unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read in conjunction with:
•The accompanying notes to the unaudited pro forma condensed combined financial statements;

•	LabCorp’s audited consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2014; and

•	Covance’s audited financial statements and related notes thereto for the year ended December 31, 2014, contained within this 8-K filing.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Dollars in millions, except per share data)

1.	DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

On February 19, 2015, the Company completed the Acquisition for $6,150.7. The Company issued debt and common stock to fund the Acquisition. Covance stockholders received $75.76 in cash and 0.2686 shares of the Company's common stock for each share of Covance common stock they owned. The Company financed the transaction with $3,900.0 of debt, 15.3 million shares of its common stock and $488.2 of available cash, $400.0 of which was derived from a bridge term loan credit facility. On January 30, 2015, the Company issued $2,900.0 in debt securities, consisting of $500.0 aggregate principal amount of 2.625% Senior Notes due 2020, $500.0 aggregate principal amount of 3.20% Senior Notes due 2022, $1,000.0 aggregate principal amount of 3.60% Senior Notes due 2025 and $900.0 aggregate principal amount of 4.70% Senior Notes due 2045 (together, the "Acquisition Notes"). The Company also entered into a $1,000.0 term loan facility which was advanced in full on February 19, 2015. The term loan credit facility will mature five years after the closing date of the Acquisition and may be prepaid without penalty.
At the effective time of the Acquisition, certain shares of Covance restricted stock and deferred stock units were canceled and converted into the right to receive Merger Consideration. This conversion did not result in a significant amount of incremental value to the restricted stock or deferred stock unit holders. LabCorp allocated purchase price consideration of $109.1 for the portion of the fair value of the shares related to pre-combination services (including (i) vested shares and deferred stock units, (ii) shares for which vesting was accelerated as a result of the change in control provision in the 2010 Employee Equity Participation Plan, (iii) deferred stock units for which vesting was accelerated as a result of the change of control provision in the 2012 Directors Deferred Stock Plan, and (iv) the portion of the shares for which vesting was accelerated as a result of the Merger Agreement which related to pre-combination services). In addition, outstanding stock options, whether or not vested or exercisable, and outstanding restricted stock units (“RSU”) of Covance, which were issued to certain employees of Covance, were canceled and converted into the right to receive a cash payment upon the closing of the Acquisition. The cash payment for options and Covance RSUs was calculated at the time of the Acquisition based upon 0.2686 multiplied by the Average LabCorp Stock Price plus cash consideration (less, in the case of each in-the-money Covance stock option, the exercise price of such stock options) multiplied by the number of shares of Covance common stock related to each option and Covance RSU, respectively. LabCorp assumed a liability of $100.9 for the portion of the cash payments related to pre-combination services (including (i) vested options, and (ii) those options for which vesting was accelerated as a result of the change in control provision in the 2010 Employee Equity Participation Plan). LabCorp recognized post-combination compensation expense of $43.2 as a one-time charge for the portion of the shares and options for which vesting was accelerated as a result of the change in control provision in the 2014 Employee Equity Participation Plan and as a result of the Merger Agreement which related to services not provided as of the date of the transaction. This post-combination compensation expense has been excluded from the unaudited pro forma condensed combined statement of operations as they reflect charges directly attributable to the Acquisition that will not have a continuing impact on LabCorp’s operations; however, it has been reflected in retained earnings, net of tax on the unaudited pro forma combined balance sheet.
Additionally, certain executive officers of Covance were eligible to receive change in control payments, including enhanced severance and other separation benefits in the event the executive officer experiences a qualifying termination of employment of $25.7, in conjunction with the Acquisition. These costs were recognized by LabCorp as post-combination compensation expense and have been excluded from the unaudited pro forma condensed combined statement of operations as they are charges directly attributable to the Acquisition that will not have a continuing impact on LabCorp’s operations; however, these costs have been reflected in retained earnings, net of tax on the unaudited pro forma combined balance sheet.
The Acquisition is reflected in the unaudited pro forma condensed combined financial statements as being accounted for under the acquisition method in accordance with ASC 805, Business Combination, with LabCorp treated as the acquirer. Under the acquisition method, the total estimated purchase price is calculated as described in Note 3. In accordance with ASC 805, the assets acquired and the liabilities assumed have been measured at fair value based on various preliminary estimates. These estimates are based on key assumptions related to the Acquisition, including reviews of publicly disclosed allocations for other acquisitions in the industry, LabCorp’s historical experience, data that was available through the public domain and LabCorp’s due diligence review of Covance’s business. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates, the final amounts recorded for the Acquisition may differ materially from the information presented herein. These estimates are subject to change pending further review of the fair value of assets acquired and liabilities assumed. In addition, the final determination of the recognition and measurement of the identified assets acquired and liabilities assumed will be based on the fair market value of actual net tangible and intangible assets and liabilities of Covance at the closing date of the Acquisition.
For purposes of measuring the estimated fair value, where applicable, of the assets acquired and the liabilities assumed as reflected in the unaudited pro forma condensed combined financial information, LabCorp has applied the guidance in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), which establishes a framework for measuring fair value. In accordance with ASC 820, fair value is an exit price and is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Under ASC 805, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. For the periods presented, neither LabCorp nor Covance had yet incurred material transaction costs related to the Acquisition.
The unaudited pro forma condensed combined financial statements were prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States and pursuant to U.S. Securities and Exchange Commission Regulation S-X Article 11, and present the pro forma financial position and results of operations of the consolidated companies based upon the historical information after giving effect to the Acquisition and adjustments described in these footnotes. The unaudited pro forma condensed combined balance sheet is presented as if the Acquisition had occurred on December 31, 2014; and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 and combines the historical results of operations of LabCorp and Covance giving effect to the Acquisition as if it had occurred on January 1, 2014.
The unaudited pro forma condensed combined financial information does not reflect ongoing cost savings that LabCorp expects to achieve as a result of the Acquisition or the costs necessary to achieve these costs savings or synergies.

2.	ACCOUNTING POLICIES AND RECLASSIFICATIONS

LabCorp performed certain procedures for the purpose of identifying any material differences in significant accounting policies between LabCorp and Covance, and any accounting adjustments that would be required in connection with adopting uniform policies. Procedures performed by LabCorp involved a review of Covance’s publicly disclosed summary of significant accounting policies, including those disclosed in Covance’s Annual Report on Form 10-K for the year ended December 31, 2013 and discussion with Covance management regarding Covance’s significant accounting policies to identify material adjustments. There are no material differences in the accounting policies between Covance and LabCorp that has resulted in material adjustments to LabCorp’s consolidated financial statements as a result of conforming Covance’s accounting policies to those of LabCorp.

Additionally, the historical consolidated financial statements of Covance presented herein have been adjusted by reclassifying certain line items in order to conform to LabCorp’s financial statement presentation; these reclassifications are reflected in the column “Reclassifications.”

The reclassification adjustments on the balance sheet pertain to the following: (1) reclassification of intangible assets from other assets; (2) reclassification of tax reserve from other liabilities to deferred income taxes and other tax liabilities; and (3) reclassification of accrued payroll and benefits and income taxes payable to accrued expenses and other. The reclassification adjustments on the statements of operations pertain to the following: (1) reclassification of impairment charges to restructuring and other special charges; (2) reclassification of restructuring costs and other cost actions from selling, general and administrative expenses to restructuring and other special charges; (3) reclassification of gain on sale of investments and gain on sale of businesses to other, net; and (4) reclassification of depreciation expense from amortization of intangibles and other assets to cost of sales ($131.7 and for the year ended December 31, 2014) and selling, general and administrative expenses ($4.1 year ended December 31, 2014).

3.	PRELIMINARY CONSIDERATION TRANSFERRED AND PRELIMINARY FAIR VALUE OF NET ASSETS ACQUIRED

The Acquisition has been accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill. In addition, ASC 805 establishes that the common stock issued to effect the Acquisition be measured at the closing date of the Acquisition at the then-current market price.
Based on (1) the closing price of LabCorp’s common stock of $117.00 per share on February 18, 2015, (2) the number of shares of Covance common stock outstanding as of February 18, 2015, and (3) the number of options to purchase Covance common stock, restricted stock, restricted stock units and deferred stock units that are outstanding at October 31, 2014 as disclosed in the Merger Agreement, the total consideration was $6,150.7.

The following is a summary of consideration paid by LabCorp in the Acquisition:

Cash Consideration	$4,388.2
Stock Consideration	1,762.5
Total value of consideration transferred	$6,150.7

The following is a summary of the preliminary estimated fair values of the net assets acquired:

Total estimated consideration transferred	$6,150.7
Cash and cash equivalents	773.7
Accounts receivable	330.5
Unbilled services	139.1
Supplies inventories	55.5
Prepaid expenses and other	203.4
Deferred income taxes	41.6
Property, plant and equipment	851.8
Intangible assets	2,211.5
Other assets	10.4
Total assets	$4,617.5

Accounts payable	108.5
Accrued expenses and other	278.6
Unearned revenue	174.6
Deferred income taxes	187.9
Deferred income taxes and other tax liabilities	869.7
Long term debt, less current portion	250.0
Other liabilities	81.5
Total liabilities	$1,950.8
Net assets to be acquired	$2,666.7
Goodwill	$3,484.0

The primary areas of the purchase price that are not yet finalized are related to certain income tax items, intangible assets, property, plant and equipment, working capital adjustments as defined in the purchase agreement, amortization and depreciation lives, and residual goodwill. Accordingly, adjustments will be made to the values of the assets acquired and liabilities assumed as additional information is obtained about the facts and circumstances that existed at the valuation date. The final determination of the purchase price allocation could be substantially complete in the second quarter of 2015 The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

For purposes of these unaudited pro forma condensed combined financial statements and the preliminary purchase accounting allocation, management adjusted the cash and cash equivalents balance by $41.6, which represents the Acquisition success fee paid to Covance advisors.

Also for purposes of these unaudited pro forma condensed combined financial statements and the preliminary purchase accounting allocation, management assumed that the $851.8 carrying value of Covance’s property, plant and equipment at December 31, 2014, approximated its fair value. At the date of these pro forma financial statements, LabCorp did not have sufficient information, such as the specific nature, age, condition or location of the land, buildings, machinery and equipment, and does not know the appropriate valuation premise to make a preliminary valuation. A fair value increase or decrease of 10% would increase or decrease property, plant and equipment by $86.0, deferred tax liability by approximately $33.0 and goodwill by approximately $53.0. With other assumptions held constant, a 10% increase in the fair value adjustment for property, plant and equipment would increase annual pro forma depreciation expense by approximately $12.7.

The final consideration, and amounts allocated to assets acquired and liabilities assumed in the Acquisition could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the Acquisition from those preliminary valuations presented in these unaudited pro forma condensed combined financial statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the Acquisition. In addition, if the value of the acquired assets is higher than the preliminary indication, it may result in higher amortization and depreciation expense than is presented in these unaudited pro forma condensed combined financial statements.

4.	PRELIMINARY PRO FORMA ADJUSTMENTS RELATED TO THE ACQUISITION

The preliminary pro forma adjustments included in the unaudited pro forma condensed combined financial statements related to the Acquisition are as follows:

(a)
Amortization of intangibles and other assets – Adjustment reflects the preliminary incremental amortization expense associated with the fair value of the identifiable intangible assets acquired in the Acquisition of $91.0 for the year ended December 31, 2014.

The preliminary amortization expense for the intangible assets acquired from Covance is as follows:

Intangible assets, net	Estimated useful life (years)	Preliminary fair value	Amortization expense for the year ended December 31, 2014
Customer list	27	$1,916.9	$71.0
Land use right	3	4.9	1.6
Trade names and trademarks	15	289.4	19.3
Other	5	0.3	0.1
Total		$2,211.5	$92.0
Less: Covance historical amortization expense			(1.00)
Pro forma adjustment to amortization of intangibles and other assets			$91.0

The estimated fair value of amortizable intangible assets is expected to be amortized on a straight-line basis over the estimated useful lives. The amortizable lives reflect the periods over which the assets are expected to provide material economic benefit. With other assumptions held constant, a 10% increase in the fair value adjustment for amortizable intangible assets would increase annual pro forma amortization by approximately $9.2. In addition, with other assumptions held constant, a one year change in the estimated useful lives of the customer list and trade names and trademarks would change annual amortization expense by approximately $2.5 and $1.2, respectively.

(b)
Interest expense - As described in Note 1, on January30, 2015, the Company issued $2,900.0 in debt securities, consisting of $500.0 aggregate principal amount of 2.625% Senior Notes due 2020, $500.0 aggregate principal amount of 3.20% Senior Notes due 2022, $1,000.0 aggregate principal amount of 3.60% Senior Notes due 2025 and $900.0 aggregate principal amount of 4.70% Senior Notes due 2045 (together, the "Acquisition Notes"). The Company also entered into a $1,000.0 term loan facility which was advanced in full on February 19, 2015. The term loan credit facility will mature five years after the closing date of the Acquisition and may be prepaid without penalty.

The pro forma adjustment to interest expense reflects the additional interest expense that would have been incurred during the historical periods presented assuming the Acquisition and the issuance of the Senior Unsecured Notes and Term Loan had occurred as of January 1, 2014. In addition, had the issuance of the Senior Unsecured Notes and Term Loan occurred as of January 1, 2014, the Company would not have assumed any bridge financing and therefore would not have incurred any fees associated with the bridge financing arrangement.

Composition of new debt and related interest expense	Weighted Average Interest Rate	Debt	Interest expense for the year ended December 31, 2014
Total new debt (pro forma footnote 4(l) below) and related interest expense	3.13%	$3,900.0	$122.1
Amortization of new debt issuance costs			3.5
Total			$125.6
Less: Covance historical interest expense			(10.5)
Less: LabCorp bridge financing expense			(4.6)
Pro forma adjustment to interest expense			$110.5

Debt issuance costs estimated to be incurred in conjunction with the Acquisition have been amortized over the term of the respective debt instrument for the purposes of calculating the net pro forma adjustment to interest expense.

(c)
Provision for income taxes – Adjustment reflects the tax effects of the pro forma adjustments made to the pro forma statement of operations calculated at the combined federal and state statutory rate of 38.3%. This rate does not reflect LabCorp’s effective tax rate, which includes other tax items, such as foreign taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company.

(d)
Basic and diluted earnings per common share - The unaudited pro forma adjustment to shares outstanding used in the calculation of basic and diluted earnings per share is calculated as follows (in shares):

	Year ended December 31, 2014
	Basic	Diluted
LabCorp shares to be issued to shareholders of Covance	14,946,304	14,946,304
Covance restricted stock and deferred stock units to be converted into LabCorp common stock	395,286	395,286
LabCorp shares to be issued	15,341,590	15,341,590

As all outstanding shares of Covance common stock will be eliminated in the Acquisition, the unaudited pro forma weighted average number of basic shares outstanding is calculated by adding LabCorp’s historical weighted average number of basic shares outstanding for the period and the number of shares of LabCorp common stock expected to be issued to Covance’s stockholders in the Acquisition. The unaudited pro forma weighted average number of diluted shares outstanding is calculated by adding LabCorp’s historical weighted average number of diluted shares outstanding for the period and the number of shares of LabCorp common stock expected to be issued in the Acquisition. As each outstanding stock option or RSU issued under the Covance Employee Equity Participation Plan, whether or not then vested or exercisable, will be canceled and terminated at the effective time of the Acquisition in exchange for the right to receive cash, such stock options and RSUs were excluded from this calculation. Refer to pro forma footnote Note 1 for more information about treatment of share-based compensation under the provisions of the Acquisition Agreement.

(e)	Cash and cash equivalents – Adjustment reflects the preliminary net adjustment to cash in connection with the Acquisition:

Cash portion of the Merger Consideration	$(4,388.2)
Payment of transaction related expenses	(151.1)
Proceeds from additional borrowings	3,900.0
Pro forma adjustment to cash and cash equivalents	$(639.3)

Components of the adjustment include (i) a decrease in cash resulting from payment of the cash component of the Merger Consideration; (ii) estimated transaction related expenses of $151.1, consisting of incremental financing fees of $9.7, change in control payments of $25.7, and legal, advisory and success fees of $115.7, expected to be expensed as incurred in connection with the Acquisition; (iii) an increase in cash resulting from the proceeds in additional borrowings of $2,900.0 of Senior Unsecured Notes and an aggregate amount of $1,000.0 for the Term Loan.

(f)
Prepaid expenses and other – Adjustment reflects the elimination of $0.7 of Covance’s unamortized deferred financing costs classified as short-term, which was written off in connection with the Acquisition.

(g)
Goodwill, net – Adjustment reflects the preliminary estimated adjustment to goodwill as a result of the Acquisition. Goodwill represents the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed as described in pro forma footnote Note 3. The goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment exists. In the event management determines that the value of goodwill has become impaired, LabCorp will incur an accounting charge for the amount of the impairment during the period in which the determination is made. The goodwill is attributable to the expected synergies of the combined business operations, new growth opportunities, and the acquired assembled and trained workforce of Covance. The goodwill is not expected to be deductible for tax purposes. The preliminary pro forma adjustment to goodwill is calculated as follows:

Preliminary purchase price	$6,150.7
Less: Fair value of net assets to be acquired	(2,666.70)
Total estimated goodwill	3,484.0
Less: Covance reported goodwill	(118.10)
Pro forma adjustment to goodwill	$3,365.9

(h)
Intangible assets, net – Adjustment reflects the preliminary fair market value related to the change in fair value of identifiable intangible assets acquired in relation to the Acquisition. Refer to pro forma footnote Note 4(a)

above for details related to the estimated fair value and related amortization expense of the intangible assets. The preliminary amounts assigned to the identifiable intangible assets are as follows:

Estimated fair value	$2,211.5
Less: Covance book value of intangible asset	(7.20)
Pro forma adjustment to intangible assets	$2,204.3

(i)
Other assets, net – LabCorp incurred $15.0 in incremental capitalizable debt issuance costs in conjunction with the issuance of the Senior Unsecured Notes and Term Loan, which will be capitalized as other assets on the pro forma balance sheet and amortized over the life of the underlying debt instrument. In addition, deferred financing costs of $3.1, classified as long-term, related to Covance’s debt were written off in connection with the Acquisition. As such, the net pro forma adjustment to other assets on the unaudited pro forma balance sheet is $11.9.

(j)
Accrued expenses and other – Adjustments reflect (i) a $33.7 reduction of income tax payable related to the estimated impact of acquisition and financing costs expensed in connection with the Acquisition based on a combined federal and state statutory tax rate of 38.3%; (ii) a $9.8 reduction of income tax payable related to the estimated tax impact of the estimated change in control payments, including enhanced severance and other separation benefits that are payable upon a qualifying termination of employment in conjunction with the completion of the Acquisition; and (iii) a $16.6 reduction of income tax payable related to the estimated tax impact of the post-combination compensation expense. As such, the net pro forma adjustment to accrued expense and other on the unaudited pro forma balance sheet is $60.1.

(k)
Unearned revenue –Management assumed that the fair value of the unearned revenue balance represented 96.5% of the $180.9 carrying value of Covance’s unearned revenue balance at December 31, 2014, or $6.3. LabCorp recorded the assumed unearned revenue at its acquisition date fair values, which will represent LabCorp’s future performance obligation. The process of determining the fair value of the unearned revenues can result in a significant downward adjustment; the revenues associated with this reduction will not be recognized by LabCorp post-Acquisition.

(l)
Long-term debt – To fund transaction-related items, the cash portion of the Merger Consideration and other one-time costs, LabCorp incurred $3,900.0 of additional debt, with maturities ranging from three to thirty years and a weighted average interest rate of 3.13% on the principle amount of the debt.

The preliminary adjustment to long-term debt is as follows:

Proceeds from additional borrowings:
5-Yr Senior Unsecured Notes due 2020	$500.0
7-Yr Senior Unsecured Notes due 2022	500.0
10-Yr Senior Unsecured Notes due 2025	1,000.0
30-Yr Senior Unsecured Notes due 2045	900.0
Term Loan	1,000.0
Pro forma adjustment to long-term debt	$3,900.0

(m)
Deferred income taxes – Adjustment reflects the deferred income tax effects of the pro forma adjustments made to the pro forma balance sheet by applying the combined federal and state statutory tax rate of 38.3% to the fair value adjustments made to certain assets acquired and liabilities assumed, primarily as indicated in the table below:

	Adjustment to Asset Acquired (Liability Assumed)	Current Deferred Tax Liability	Noncurrent Deferred Tax Liability
Estimated fair value adjustment of identifiable intangible assets acquired	$2,204.0	$ -	$844.1
Estimated tax impact of repatriation of cash (1)	N/A	185.5	-
Estimated fair value adjustment of unearned revenue assumed	174.5	2.4	-
Deferred tax liabilities related to estimated fair value adjustments		$187.9	$844.1

(1)
LabCorp believes at this time that it will be utilizing the earnings from Covance and respective subsidiaries that are currently indefinitely invested. These earnings are estimated to be approximately $530.0 and will generate a deferred tax liability of approximately $185.5, net of estimated tax deductions.

(n)
Stockholders’ equity – Adjustment reflects the (i) the issuance of 15,341,590 shares of LabCorp common stock to shareholders of Covance; (ii) elimination of the historical equity balances of Covance; (iii) the pro forma reduction to retained earnings of $5.1, net of tax to reflect the estimated Acquisition related fees and expenses incurred upon completion of the Acquisition; (iv) the pro forma reduction to retained earnings of $26.6 to reflect the post-combination compensation expense associated with the payment of unvested equity awards upon completion of the Acquisition ($43.2 expensed in connection with the Acquisition, net of $16.6 tax benefit); and (v) the pro forma reduction to retained earnings of $15.9 to reflect the change in control payments, including enhanced severance and other separation benefits that are payable upon a qualifying termination of employment in conjunction with the completion of the Acquisition ($25.7 estimated to be expensed, net of $9.8 tax benefit).

The preliminary unaudited pro forma adjustment to common stock is calculated as follows:

Common stock (par value $0.10)	$1.5
Less: Covance historical common stock	(0.8)
Pro forma adjustment - common stock	$0.7

The preliminary unaudited pro forma adjustment to additional paid in capital is calculated as follows:

Additional paid-in-capital from Acquisition	$1,761.0
Additional paid-in-capital from post-combination unvested equity	13.2
Less: Covance historical additional paid-in-capital	(992.3)
Pro forma adjustment - additional paid-in capital	$781.9

The preliminary unaudited pro forma adjustment to retained earnings is calculated as follows:

Estimated Acquisition related fees and expenses expected to be incurred upon completion of the Acquisition, net of tax	$(5.1)
Post-combination expense related to unvested equity awards upon completion of the Acquisition, net of tax	(15.9)
Post-combination expense related to change in control payments, net of tax	(26.7)
Less: Covance historical retained earnings	(1,965.6)
Pro forma adjustment - retained earnings	$(2,013.3)

The estimated fees and expenses and post-combination compensation expense associated with the payment of accelerated equity awards and change in control payments have been excluded from the unaudited pro forma condensed combined statements of operations as they reflect charges directly attributable to the Acquisition that will not have a continuing impact on LabCorp’s operations.